SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: June 6, 2003

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS

Gemstar Licensing Agreement

On June 6, 2003, we entered into a licensing agreement with Gemstar – TV Guide International, Inc. pursuant to which Gemstar granted a non-exclusive license of certain interactive program guide-related patents to us and our subsidiaries for use in TiVo-branded devices. In consideration for the license granted under the agreement, we agreed to pay Gemstar an upfront license fee for existing units that have entered the stream of commerce prior to the effective date of the agreement and a per unit fee for future TiVo-enabled devices. We have also agreed to provide Gemstar with TiVo Showcases and certain branding in the TiVo interface of our Series2 devices. In exchange for our promise to provide these and other services, Gemstar has waived the upfront license fee and will pay us a certain per unit fee. We may use the per unit fees Gemstar will pay to us to offset a portion of the per unit fees we will pay to Gemstar.

The per unit fees are payable upon activation of the TiVo Service on the unit, including activation of the recently announced no-fee TiVo Basic service level. The license applies to TiVo-enabled devices that are manufactured by us. In certain circumstances, the license may be extended to TiVo-enabled devices manufactured by existing and future licensees of the TiVo technology. Notwithstanding the foregoing, the license does not extend to TiVo-enabled DIRECTV set-top boxes or any other service provider-provisioned devices, and the upfront fee did not include DIRECTV set-top boxes.

Without either party admitting any wrong-doing or liability, we and Gemstar have also agreed to release and dismiss without prejudice all claims against each other and our respective subsidiaries related to the StarSight Telecast, Inc. v. TiVo Inc., Case No. C-00-20133 litigation filed in the United States District Court for the Northern District of California, San Jose Division. We and Gemstar also agreed to release each other from all claims and liabilities relating to the subject matter of the StarSight litigation and all other actual or alleged infringing acts occurring prior to the effective date of the agreement, except that Gemstar did not release its claims against us or our licensees, customers and other third parties for patent infringement relating to any past, current or future TiVo-enabled DIRECTV set-top boxes. The agreement has a five-year term. In the event that the agreement is terminated because of a material breach by us of our obligations to provide Gemstar with TiVo Showcases and certain other branding that is not cured within a certain period of time, we are contractually required to pay liquidated damages to Gemstar in the amount of the upfront license fee.

Under the agreement, we are not required to incorporate Gemstar television program guide data and are permitted to continue using the data provided to us by Tribune Media Services, Inc.

IPO Litigation

On June 26, 2003, the plaintiffs in the consolidated IPO class action lawsuits currently pending against us and over 300 other issuers who went public between 1998 and 2000, announced a proposed settlement with us and the other issuer defendants. The proposed settlement provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. Under the proposed settlement, the maximum amount that could be charged to our insurance policy in the event that the plaintiffs recovered nothing from the investment banks would be approximately $3.9 million. We believe that we have sufficient insurance coverage to cover the maximum amount that we may be responsible for under the proposed settlement. Our board of directors approved the proposed settlement at a meeting held on June 25, 2003. It is possible that the parties may not reach agreement on the final settlement documents or that the Federal District Court may not approve the settlement in whole or part.

Amendment to Vendor Agreement with Best Buy

On July 11, 2003, we entered into an amendment to the vendor agreement dated as of March 2, 2002 with Best Buy Purchasing LLC. The amendment is effective as of April 1, 2003 and revises provisions relating to, among other things, the amount, timing and duration of residual payments made by us to Best Buy for each DVR Best Buy sells to a customer who subsequently subscribes to and maintains its subscription to the TiVo Service.

Loan and Security Agreement with Silicon Valley Bank

On July 17, 2003, we entered into a loan and security agreement with Silicon Valley Bank, whereby Silicon Valley Bank agreed to extend to us a revolving line of credit of up to the lesser of $6 million or a borrowing base. The borrowing base is equal to the sum of 80% of eligible accounts receivable plus 100% of pledged certificates of deposit (up to $2 million). The line of credit is secured by a first priority security interest on all of our assets except for our intellectual property. We are required to maintain at least $2 million in pledged certificates of deposit with Silicon Valley Bank during the term of the line of credit. The line of credit bears interest at the greater of prime plus 0.75% or 5.00% per annum, but in an event of default, the interest rate becomes 3.00% above the rate effective immediately before the event of default. The loan and security agreement includes, among other terms and conditions, limitations on our ability to dispose of our assets; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness (other than certain types of permitted indebtedness, including existing and subordinated debt and debt to trade creditors incurred in the ordinary course of business); create, incur or allow any lien on any of our property or assign any right to receive income except for certain permitted liens; make investments; pay dividends; or make distributions; and contains a requirement that we maintain certain financial ratios. The line of credit terminates and any and all borrowings are due on June 30, 2004, but may be terminated earlier by us without penalty upon written notice and prompt repayment of all amounts borrowed.

The Gemstar licensing agreement and riders thereto are filed as exhibits 10.1, 10.2 and 10.3, the second amendment to the Best Buy vendor agreement is filed as exhibit 10.4 and the Silicon Valley Bank loan and security agreement is filed as exhibit 10.5 to this current report on Form 8-K and each is incorporated by reference in this report. The descriptions of these documents set forth in this current report are not complete and are qualified in their entirety by the provisions of the documents themselves.

ITEM 7.    FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description
10.1+	TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.2+	TV Guide Showcase Rider to TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.3+	TV Guide Promotion Rider to TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.4+	Second Amendment to Vendor Agreement, effective as of April 1, 2003, by and between TiVo Inc. and Best Buy Purchasing LLC.
10.5	Loan and Security Agreement, dated as of July 17, 2003, by and between TiVo Inc. and Silicon Valley Bank.

+	Confidential treatment has been requested as to portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: July 30, 2003	By:	/s/ DAVID H. COURTNEY
David H. Courtney Chief Financial Officer and Executive Vice President Worldwide Operations and Administration (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1+	TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.2+	TV Guide Showcase Rider to TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.3+	TV Guide Promotion Rider to TiVo Interactive Program Guide License Agreement, effective as of June 6, 2003, by and between TiVo Inc. and Gemstar – TV Guide International, Inc.
10.4+	Second Amendment to Vendor Agreement, effective as of April 1, 2003, by and between TiVo Inc. and Best Buy Purchasing LLC.
10.5	Loan and Security Agreement, dated as of July 17, 2003, by and between TiVo Inc. and Silicon Valley Bank.

+	Confidential treatment has been requested as to portions of this exhibit.